EMPLOYMENT AGREEMENT

THIS EMPLOYMENT AGREEMENT entered into as of the 5th day of January,

2009, by and between Patriot Capital Funding, Inc. (the “Company”), a Delaware corporation, and Timothy W. Hassler, an individual (the “Executive”) (hereinafter collectively referred to as the “Parties”).

WHEREAS, the Executive has heretofore been employed by the Company as its Chief Investment Officer, the Company recognizes the Executive’s experience and relationships in the Company’s industry, and the Company desires to retain the services and employment of the Executive on the terms set forth herein;

WHEREAS, the Executive and the Company have entered into an employment agreement dated July 27, 2005 (the “Prior Agreement”); and

WHEREAS, the Company and the Executive desire to enter into this agreement (the “Agreement”) which will replace the Prior Agreement and will provide for the continued employment of the Executive by the Company upon the terms and subject to the conditions set forth herein.

NOW, THEREFORE, in consideration of the respective agreements of the Parties contained herein, it is agreed as follows:

1. Term. The term of employment (the “Term”) under this Agreement shall be the period from January 5, 2009 through January 5, 2011 unless terminated earlier by either Party pursuant to Section 7.

2. Employment.

(a) During the Term, the Executive shall be employed as the Chief Investment Officer of the Company or such other position as may be mutually agreed upon in writing by the Parties. The Executive shall perform the duties, undertake the responsibilities and exercise the authority customarily performed, undertaken and exercised by persons situated in a similar executive capacity in a company the size and nature of the Company.

(b) The Executive shall devote his full working time, attention and skill to the performance of such duties, services and responsibilities, and will use his best efforts to promote the interests of the Company. The Executive will not, without prior written approval of the Board of Directors of the Company (the “Board”), engage in any other activities that would interfere with the performance of his duties as an employee of the Company, are in violation of written policies of the Company, are in violation of applicable law, or would create a conflict of interest with respect to the Executive’s obligations as an employee of the Company. The Executive may (i) serve on corporate (subject to the prior approval of the Board) or charitable boards or committees, (ii) deliver lectures and teach at educational institutions, (iii) manage his personal affairs, including financial and legal aspects thereto, and (iv) invest personally in any business where no conflict of interest exists between such investment and the business of the Company, as long as the foregoing activities are consistent with the Executive’s commitments in the preceding sentence and Section 9 hereof and do not interfere with the Executive’s performance of his duties and responsibilities for the Company or any affiliate and the Executive’s time devoted to such matters falls outside of the Company’s normal hours of operation.

3. Base Salary. Effective January 1, 2009, the Company agrees to pay or cause to be paid to the Executive during the Term a base salary at the annual rate of $375,000 (as adjusted from time to time in accordance with this Section, the “Base Salary”). Such Base Salary shall be payable in accordance with the Company’s customary practices applicable to its executives. Such Base Salary shall be reviewed at least annually on or about each March 31 during the Term and may be increased by the Board or an authorized committee of the Board in its sole discretion. Such Base Salary may be reduced only if such reduction is implemented by the Company as part of an overall general salary reduction affecting substantially all of its employees and such reduction to the Base Salary on a percentage basis is equal to or less than the percentage reduction otherwise implemented.

4. Annual Bonus. During the Term, the Executive shall be eligible to receive an annual bonus (the “Annual Bonus”) as set forth in this Section. For each calendar year beginning with 2008, the Executive shall be eligible for an Annual Bonus of up to 200% of the Executive’s then-current Base Salary for achieving the highest level of performance objectives. The objectives for the Annual Bonus, which may include quantitative and qualitative objectives, shall be determined by the Board or an authorized committee of the Board no later than 60 days after the beginning of the applicable measurement period, and the amount of any Annual Bonus shall be determined by the Board or an authorized committee of the Board and paid no later than March 15 of the following year.

5. Restricted Stock. At such time during each of 2009 and 2010 as determined by the Board or an authorized committee of the Board, the Company will grant to the Executive restricted stock awards with a value of up to 125% of the Executive’s Base Salary. The share value of the Company’s common stock used in determining the number of restricted shares to be issued will be the greater of (i) the closing price of a share of the Company’s common stock on the NASDAQ Stock Market (or any other national securities exchange on which the Company’s common stock is then listed) on the grant date or (ii) $4.00. If the Company’s common stock is not listed on a national securities exchange on the grant date, then the fair market value of a share of the Company’s common stock will be determined by the Board. The value at the time of grant of the restricted stock awards for 2009 shall be equal to at least $300,000, and the value at the time of grant of the restricted stock awards for 2010 shall be equal to at least $350,000. Except as otherwise provided in Section 8, all restricted stock shall become vested in accordance with the schedule established by the Board at the time of the grant and shall have such other terms as are provided under the applicable restricted stock plan and grant agreement, including any limitation on the number of shares of restricted stock to be issued in any year.

6. Employee Benefits.

(a) During the Term, subject to the Company’s right to amend, modify, or terminate any plan or program, the Executive shall be entitled to participate in all employee benefit plans, practices and programs maintained by the Company and made available to employees generally including, without limitation, all pension, retirement, savings, medical, hospitalization, disability, dental, life or travel accident insurance benefit plans, vacation and sick leave. The Executive’s participation in such plans, practices and programs shall be on a basis and subject to terms no less favorable than applicable to employees of the Company generally (subject to applicable Internal Revenue Code (the “Code”) and other legal restrictions), provided, however, that such participation may be on a basis and subject to terms more favorable than applicable to employees of the Company generally.

(b) During the Term, subject to the Company’s right to amend, modify or terminate any such plans or benefits, the Executive shall be entitled to participate in all executive benefit plans, and fringe benefit and perquisite arrangements now maintained or hereafter established by the Company for the purpose of providing compensation and/or benefits generally to executives of the Company. Unless otherwise provided herein, the Executive’s participation in such plans shall be on a basis and subject to terms no less favorable than applicable to other similarly situated executives of the Company generally, provided, however, that such participation may be on a basis and subject to terms more favorable than applicable to similarly situated executives of the Company generally.

(c) During the Term, the Company agrees to pay all reasonable business expenses, subject to reasonable documentation, incurred by the Executive in furtherance of the Company’s business, including, without limitation, continuing education, obtaining professional licenses, traveling, and entertainment expenses, in accordance with the Company’s policies. All reimbursements shall be made no later than March 15 of the year following the year in which the expenses are incurred.

(d) During the Term, if the Executive agrees to relocate his residence at the Company’s request, the Company shall pay all reasonable relocation expenses, subject to reasonable documentation, including, but not limited to, the costs of moving the Executive’s household goods and real estate commission costs related to selling the Executive’s home, provided, however, that such relocation expenses shall not include any loss on the sale of the Executive’s home. The Company will also make a payment to the Executive in the amount necessary to ensure that the Executive, after all applicable federal, state, and local taxes, and taking into account any tax deductions available to the Executive, is in the same economic position as if the Executive had not been subject to tax on the Company’s payment or reimbursement of relocation expenses. All relocation reimbursements shall be made no later than March 15 of the year following the year in which the expenses are incurred.

7. Termination of Employment. The Executive’s employment by the Company may be terminated by either the Executive or the Company at any time and, except as expressly set forth in this Section 7, with no requirement of notice or explanation from either Party. Upon the Executive’s termination of employment during the Term, the Executive (or his estate in the event he dies after becoming entitled to, but before receiving, any payment) shall be entitled to the payments and benefits described below.

(a) Termination by the Executive Without Good Reason or Due to Death or Disability. If during the Term the Executive voluntarily terminates employment with the Company without Good Reason (as defined below) or due to death or Disability (as defined below), the Company shall pay the Executive any earned but unpaid Base Salary, any Annual Bonus payment that has been approved by the Compensation Committee of the Board with respect to a completed measurement period that is fully earned and vested at separation or death but not yet paid, both at the time otherwise payable, and any amounts to which the Executive is legally entitled under the generally applicable terms of pension, savings, disability, life insurance, or other programs, and any business expenses that would otherwise be reimbursed under the Company’s policies. In addition, if the Executive terminates employment with the Company due to death or Disability, then with respect to any Annual Bonus measurement period during which the Executive terminates employment, the Company shall pay the Executive (or, in the case of death, the Executive’s beneficiary) a lump sum cash amount equal to a pro rata portion, based on the length of the Executive’s service with the Company during such period, of the Average Annual Bonus (as defined below). Furthermore, if the Executive terminates employment with the Company due to death, then the Company shall pay the Executive’s beneficiary in a lump sum payment the sum of (i) the Executive’s annual Base Salary for the year in which he terminates employment and (ii) his Average Annual Bonus, multiplied by a fraction, the numerator of which is the longer of 12 months or the number of full and partial calendar months remaining in the term of this Agreement determined immediately before such termination, up to 18 months, and the denominator of which is 12. The payments provided for in this Section 7(a) (exclusive of any amounts payable under any other plan or program) shall be made no later than March 15 of the year following the year in which the termination of employment occurs. Other than the payments and benefits described in this Section 7(a), the Company will be under no obligation to make additional severance or similar payments to the Executive or his estate, as the case may be.

(b) Termination by the Company Without Cause or by the Executive With Good Reason. If during the Term the Company terminates the Executive’s employment without Cause (as defined below) or the Executive terminates employment with Good Reason (as defined below), subject to the Executive’s compliance with Section 7(d), Section 7(e), and Section 9 hereof, the Company shall provide the payments and benefits described in this Section 7(b). The Company shall pay the Executive the sum of (i) his annual Base Salary for the year in which he terminates employment and (ii) his Average Annual Bonus, multiplied by a fraction, the numerator of which is the number of months in the Severance Period and the denominator of which is 12. The “Severance Period” is the longer of 12 months or the number of full and partial calendar months remaining in the term of this Agreement determined immediately before such termination, up to 18 months. Such amount shall be paid in equal monthly installments, provided that if the Executive is a “specified employee” (within the meaning of Code section 409A) at the time he terminates employment, the first six months of installments shall be paid in a lump sum six months after the Executive’s termination of employment. With respect to any Annual Bonus measurement period during which the Executive is terminated, the Company shall also pay the Executive a lump sum cash amount within 30 days of his termination of employment equal to a pro rata portion, based on the length of the Executive’s service during such measurement period, of the Average Annual Bonus. In addition, the Executive’s stock options shall become 100% vested and exercisable for their full term, and the Executive’s restricted stock will become 100% vested.

The Company shall provide continued medical and dental insurance coverage during the Severance Period (or until the Executive becomes eligible for such coverage under another employer’s program, if sooner), which coverage shall be deemed to satisfy COBRA health coverage requirements, at a cost to the Executive that does not exceed the amount the Executive would have paid had the Executive continued in employment during the period. Should the Executive’s continued participation under the Company’s medical and dental insurance programs described above become impermissible under the Code, ERISA, or other applicable law, or likely to result in adverse tax consequences to the Company or other participants covered by such programs, the Company may, in its sole discretion, satisfy any of its obligations to the Executive under this paragraph by providing the Executive with economically equivalent coverage through alternative arrangements, or the Company will reimburse the Executive for premium costs to obtain such economically equivalent coverage to be reasonably agreed upon by the Company and the Executive.

The Company shall also pay the Executive any earned but unpaid Base Salary, any Annual Bonus awards with respect to a completed measurement period that are fully earned and vested at separation but not yet paid, both at the time otherwise payable, and any amounts to which the Executive is entitled under the generally applicable terms of pension, savings, disability, life insurance, or other programs. Other than the payments and benefits described in this Section 7(b), the Company will make no additional severance or similar payments unless otherwise approved by the Board or an authorized committee of the Board.

(c) Termination by the Company With Cause. If the Company terminates the Executive’s employment with Cause, the Company shall pay the Executive only any earned but unpaid Base Salary at the time otherwise payable and any amounts to which the Executive is legally entitled under the generally applicable terms of pension, savings, disability or other programs.

(d) Release of Claims. As a condition to receiving the severance, benefits and entitlements pursuant to Section 7(a) (other than benefits payable upon death), Section 7(b) or Section 8 hereof, the Executive shall be required to deliver to the Company and not revoke a general release of claims against the Company, its affiliates, and their officers, directors, employees and agents in substantially the form attached hereto as Exhibit A. The Executive shall be afforded seven days after execution and delivery of such release to revoke it, in which event the Executive shall not be entitled to the payments, rights or other entitlements hereunder other than as required by applicable law.

(e) Resignation. Notwithstanding any other provision of this Agreement, upon the termination of the Executive’s employment for any reason, unless otherwise requested by the Company, the Executive shall immediately resign from the Board, if applicable, and from the boards of directors of any affiliates of the Company and as a trustee of, or fiduciary to, any employee benefit plans of the Company or any of its affiliates. The Executive agrees to execute any and all documentation of such resignations upon request by the Company, but he shall be treated for all purposes as having so resigned upon termination of his employment regardless of when or whether he executes any such documentation.

(f) Definitions. The following terms shall have the following meanings for purposes of this Agreement.

“Cause” means (i) the Executive’s willful and continued failure to perform substantially his duties with the Company (other than any such failure resulting from the Executive’s incapacity due to physical or mental illness or any such failure subsequent to the Executive being delivered a notice of termination without Cause by the Company or delivering a notice of termination for Good Reason to the Company that results in the Executive’s termination of employment) after a written demand for substantial performance is delivered to the Executive by the Company which specifically identifies the manner in which the Company believes that the Executive has failed to perform substantially his duties; (ii) the Executive’s willfully engaging in illegal conduct or gross misconduct which is demonstrably and materially injurious to the Company or its affiliates, (iii) the Executive’s ineligibility to serve as an employee, officer, or director of the Company pursuant to Section 9 of the Investment Company Act of 1940, as amended, or (iv) the Executive’s conviction of a felony or crime involving moral turpitude; provided, however, that a failure on the part of the Executive to achieve performance objectives set by the Company shall not in and of itself constitute Cause pursuant to clause (i) hereof. Prior to terminating the Executive’s employment for Cause, the Company must notify the Executive in writing of any event purporting to constitute Cause within 45 days of the Board’s knowledge of its existence and, if curable, must provide the Executive with at least 20 days to cure such event. If such event is not cured by the Executive in such time period, or is incurable, then the Executive’s employment shall be terminated for Cause if 2/3 of the independent members of the Board determine in writing to so terminate his employment.

“Disability” means a physical or mental infirmity which impairs the Executive’s ability to substantially perform his duties under this Agreement for at least one hundred eighty (180) days (which need not be consecutive) during any 365-consecutive-day period. The Executive shall be entitled to the compensation and benefits provided for under this Agreement for any period during the Term and prior to the establishment of the Executive’s Disability during which the Executive is unable to work due to a physical or mental infirmity.

“Good Reason” means, without the Executive’s express written consent, the occurrence of any of the following events:

(i) any material change in the duties or responsibilities (including reporting responsibilities) of the Executive that is inconsistent in any material and adverse respect with the Executive’s position, duties, responsibilities or status with the Company (including any material and adverse diminution of such duties or responsibilities); or

(ii) a material and adverse change in the Executive’s titles or offices (including, if applicable, membership on the Board) with the Company set forth in Section 2(a) hereof;

(iii) a reduction by the Company in the Executive’s rate of annual Base Salary or an adverse change in the Executive’s Annual Bonus opportunity as a percentage of his Base Salary, provided, however, that the Executive’s rate of annual Base Salary may be reduced without being considered Good Reason if such reduction is implemented by the Company as part of an overall general salary reduction affecting substantially all of its employees and such reduction to the Base Salary on a percentage basis is equal to or less than the percentage reduction otherwise implemented;

(iv) any requirement of the Company that the Executive be based anywhere more than 35 miles from the office where the Executive is located at the commencement of the Term or, if the Executive subsequently agrees to a change in such location, 35 miles from such new office location; or

(v) the failure of any purchaser of or successor to all or substantially all of the Company’s assets to assume the obligations of the Company contained in this Agreement, either in writing or as a matter of law.

The Executive must notify the Company of any event purporting to constitute Good Reason within 45 days following the Executive’s knowledge of its existence, and the Company shall have 20 days in which to correct or remove such Good Reason, or such event shall not constitute Good Reason.

“Average Annual Bonus” means the average of the Annual Bonuses paid and restricted stock awarded to the Executive in 2008 and during the Term.

8. Change in Control.

(a) Upon a Change in Control during the Term, all outstanding options held by the Executive shall become 100% vested and exercisable for their full term (subject to earlier termination thereafter in accordance with the applicable plan and/or award agreement), and all restricted stock granted to the Executive shall become 100% vested.

In addition, if during the Term the Executive voluntarily terminates employment without Good Reason at any time during the 30-day period following the six-month anniversary of the Change in Control, the Executive shall be entitled to receive the payments and benefits described in Section 7(b) (for clarification, upon such a voluntary termination without Good Reason, the Executive shall not be entitled to the thirty-six month Severance Period provided by the following sentence of this Section 8). If, during the Term, the Executive’s employment is terminated by the Company without Cause or by the Executive with Good Reason within one year following a Change in Control, the Severance Period under Section 7(b) shall be thirty-six months, notwithstanding anything to the contrary in Section 7(b). Solely for purposes of this Section 8(a), “Good Reason” shall mean Good Reason as defined in Section 7(f), but taking into account only clauses (iii), (iv), and (v).

(b) “Change in Control” means the occurrence of any of the following events:

(i) An acquisition in one or more transactions (other than directly from the Company) of any voting securities of the Company by any Person (as defined below) immediately after which such Person has Beneficial Ownership (as defined below) of fifty percent or more of the combined voting power of the Company’s then outstanding voting securities; provided, however, in determining whether a Change in Control has occurred, voting securities which are acquired in a “Non-Control Acquisition” (as hereinafter defined) shall not constitute an acquisition which would cause a Change in Control. A “Non-Control Acquisition” shall mean an acquisition by (A) an employee benefit plan (or a trust forming a part thereof) maintained by (I) the Company or (II) any corporation or other Person of which a majority of its voting power or its voting equity securities or equity interest is owned, directly or indirectly, by the Company (for purposes of this definition, a “Subsidiary”), (B) the Company or its Subsidiaries, or (C) any Person in connection with a “Non-Control Transaction” (as hereinafter defined);

(ii) The individuals who, as of the IPO Date are members of the Board (the “Incumbent Board”), cease for any reason to constitute at least a majority of the members of the Board or, following a Merger (as defined below), the board of directors of the ultimate Parent Corporation (as defined below); provided, however, that if the election, or nomination for election by the Company’s common stockholders, of any new director was approved by a vote of at least a majority of the Incumbent Board (or, with respect to the directors who are not “interested persons” as defined in the Investment Company Act of 1940, by a majority of the directors who are not “interested persons” serving on the Incumbent Board), such new director shall, for purposes of this Agreement, be considered as a member of the Incumbent Board; provided further, however, that no individual shall be considered a member of the Incumbent Board if such individual initially assumed office as a result of an actual or threatened solicitation of proxies or consents by or on behalf of a Person other than the Board (a “Proxy Contest”) including by reason of any agreement intended to avoid or settle any Proxy Contest; or

(iii) The consummation of:

(A) A merger, consolidation or reorganization involving the            Company (a “Merger”) or an indirect or direct Subsidiary of the Company, provided that only entities whose accounts are consolidated with the Company for financial reporting purposes shall be deemed to be a Subsidiary of the Company for this purpose, or to which securities of the Company are issued, unless:

(I) the stockholders of the Company, immediately before a Merger, own, directly or indirectly immediately following the Merger, more than fifty percent of the combined voting power of the outstanding voting securities of (1) the corporation resulting from the Merger (the “Surviving Corporation”) if fifty percent or more of the combined voting power of the then outstanding voting securities of the Surviving Corporation is not Beneficially Owned, directly or indirectly, by another Person subsumed in the definition of a “person” in §13d of the Securities Exchange Act of 1934 (the “Exchange Act”) (a “Parent Corporation”), or (2) if there is one or more Parent Corporations, the ultimate Parent Corporation,

(II) the individuals who were members of the Incumbent Board immediately prior to the execution of the agreement providing for a Merger constitute at least a majority of the members of the board of directors of (1) the Surviving Corporation or (2) the ultimate Parent Corporation, if the ultimate Parent Corporation, directly or indirectly, owns fifty percent or more of the combined voting power of the then outstanding voting securities of the Surviving Corporation, and

(III) no Person other than (1) the Company, (2) any            Subsidiary, (3) any employee benefit plan (or any trust forming a part thereof) maintained by the Company, the Surviving Corporation, any Subsidiary, or the ultimate Parent Corporation, or (4) any Person who, together with its Affiliates (as defined below), immediately prior to a Merger had Beneficial Ownership of fifty percent or more of the then outstanding voting securities, owns, together with its Affiliates, Beneficial Ownership of fifty percent or more of the combined voting power of the then outstanding voting securities of (1) the Surviving Corporation or (2) the ultimate Parent Corporation.

Each transaction described in clauses (I) through (III) above shall herein be referred to as a “Non-Control Transaction.”

(B) A complete liquidation or dissolution of the Company (other than where assets of the Company are transferred to or remain with a Subsidiary or Subsidiaries of the Company).

(C) The direct or indirect sale or other disposition of all or substantially all of the assets of the Company to any Person (other than (1) a transfer to a Subsidiary, (2) under conditions that would constitute a Non-Control Transaction with the disposition of assets being regarded as a Merger for this purpose, or (3) the distribution to the Company’s stockholders of the stock of a Subsidiary or any other assets).

(iv) The effectiveness of an agreement pursuant to which a person or entity serves or acts as the investment adviser (as such term is defined in Section 2(a)(20) of the Investment Company Act of 1940) of the Company.

Notwithstanding the foregoing, a Change in Control shall not be deemed to have occurred in connection with any action or event relating to any public offering of the Company’s common stock or solely because any Person (the “Subject Person”) acquired Beneficial Ownership of more than the permitted amount of the then outstanding voting securities as a result of the acquisition of voting securities by the Company which, by reducing the number of voting securities then outstanding, increases the proportional number of shares Beneficially Owned by the Subject Persons, provided that if a Change in Control would occur (but for the operation of this sentence) as a result of the acquisition of voting securities by the Company, and after such share acquisition by the Company, the Subject Person becomes the Beneficial Owner of any additional voting securities which increases the percentage of the then outstanding voting securities Beneficially Owned by the Subject Person, then a Change in Control shall occur.

“Affiliate” means, with respect to any Person, any other Person that, directly or indirectly through one or more intermediaries, controls, or is controlled by, or is under common control with, such Person. “Beneficial Ownership” means ownership within the meaning of Rule 13d-3 promulgated under the Exchange Act. “Person” means “person” as such term is used for purposes of Section 13(d) or 14(d) of the Exchange Act, including without limitation, any individual, corporation, limited liability company, partnership, trust, unincorporated organization, government or any agency or political subdivision thereof or any other entity or any group of Persons.

9. Restrictive Covenants. In consideration of the Base Salary, Annual Bonus, options, restricted stock, employee benefits, and severance promises contained in this Agreement, the sufficiency of which is hereby acknowledged, the Executive enters into the following covenants.

(a) Confidentiality. During the Term and ending upon the later of (i) two years after the Executive’s termination of employment with the Company or (ii) the end of any Severance Period, the Executive shall not, without the prior express written consent of the Company, directly or indirectly, use for any purpose any Confidential Information (as defined below) in any way, or divulge, disclose or make available or accessible any Confidential Information to any person, firm, partnership, corporation, trust or any other entity or third party unless (i) such disclosure is reasonably necessary or appropriate in connection with the performance by the Executive of his duties as an executive of the Company or (ii) such disclosure is required by applicable law or (iii) the Executive is requested or required by a judicial or arbitration body or governmental agency (by oral question, interrogatories, requests for information or documents, subpoena, civil investigative demand or similar process) to disclose any such information, in which case the Executive will (A) promptly notify the Company of such request or requirement, so that the Company may seek an appropriate protective order and (B) cooperate with the Company, at its expense, in seeking such an order. “Confidential Information” means all information respecting the business and activities of the Company and any of its affiliates, including, without limitation, respecting the clients, customers, suppliers, employees, consultants, prospects, computer or other files, projects, products, computer disks or other media, computer hardware or computer software programs, underwriting, lending or investment standards, marketing plans, financial information, methodologies, know-how, processes, trade secrets, policies, practices, projections, forecasts, formats, operational methods, product development techniques, research, strategies or information agreed to with third-parties to be kept confidential by the Company and any of its affiliates. Notwithstanding the immediately preceding sentence, Confidential Information shall not include any information that is, or becomes, a part of the public domain or generally available to the public (unless such availability occurs as a result of any breach by the Executive of this Agreement) or any business knowledge and experience of the type usually acquired by persons engaged in positions similar to the Executive’s position with the Company, to the extent such knowledge and experience is non-Company specific and not proprietary to the Company or any of its affiliates.

(b) Non-Competition. During the Term and ending upon the later of (i) one year after the Executive’s termination of employment with the Company or (ii) the end of any Severance Period, the Executive shall not, without the prior written consent of the Company, engage in any business or activity, whether as an employee, consultant, partner, principal, agent, representative, stockholder (other than as the holder of an interest of two percent or less in the equity of a publicly traded corporation) or other individual, corporate or representative capacity, or render any services or provide any advice or assistance to any business, person or entity, if such business, activity, person or entity competes anywhere in the same geographic area with the Company or any of its affiliates in respect of (x) any then-current product, service or business of the Company or any of its affiliates on the date the Executive terminates employment with the Company or (y) any product, service or business as to which the Company or any of its affiliates has actively begun preparing to develop or offer as of the date the Executive terminates employment with the Company. Notwithstanding the foregoing, the Executive shall not be precluded from personal investment activities as described in Section 2(b)(iv).

(c) Non-Solicitation. During the Term and ending upon the later of (i) one year after the Executive’s termination of employment with the Company or (ii) the end of any Severance Period, the Executive shall not divert, solicit or lure away the patronage of (x) any client or business of the Company or any of its affiliates as of or within the two-year period prior to such termination of employment or (y) any prospective client or business of the Company or any of its affiliates. As used herein, “prospective client” means any client that the Company or any of its affiliates (i) is soliciting as of such termination and (ii) with whom the Company or any of its affiliates has provided a written proposal that has not been rejected by such prospective client. Furthermore, the Executive shall not, during the Term and ending upon the later of (x) one year after the Executive’s termination of employment with the Company or (y) the end of any Severance Period, (i) directly or indirectly, solicit or induce any employee, consultant, or other service provider of the Company or any of its affiliates to terminate his employment or other relationship with the Company or any of its affiliates or (ii) solicit, directly or indirectly, any person who was an employee of the Company or any of its affiliates during the six-month period prior to the Executive’s termination of employment (other than a former employee of the Company who was involuntarily terminated by the Company) to work for the Executive or any other person or entity.

(d) Return of Materials. Upon termination of employment, the Executive will leave with the Company all memoranda, notes, records, manuals, or other documents and media (in whatever form maintained, whether documentary, computer storage or otherwise) pertaining to the Company’s business, including all copies thereof; other than such documents and items that are personal to the employee (e.g., pay stubs, personal tax documentation and other compensation or employment related materials).

(e) Non-Disparagement. Following the termination of his employment for any reason, whether during or after the Term, the Executive agrees to refrain from making any statement or comment, whether oral or written, of a defamatory or disparaging nature to third parties regarding the Company, its affiliates, or their directors and officers, and the Company agrees to refrain, and to use its best efforts to cause its directors and officers to refrain, from making any statement or comment, whether oral or written, of a defamatory or disparaging nature to third parties regarding the Executive.

(f) Cooperation. Following the termination of his employment for any reason, whether during or after the Term, upon reasonable request by the Company, the Executive shall cooperate with the Company or any of its affiliates with respect to any legal or investigatory proceeding, including any government or regulatory investigation, or any litigation or other dispute relating to any matter in which the Executive was involved or had knowledge during his employment with the Company, subject to the reasonable demands of the Executive business endeavors and schedule. The Company shall reimburse the Executive for all reasonable out-of-pocket costs, such as travel, hotel and meal expenses, incurred by the Executive in providing any cooperation pursuant to this Section 9(f).

(g) Ownership of Executive Developments. All copyrights, patents, trade secrets, or other intellectual property rights associated with any ideas, concepts, techniques, inventions, processes, or works of authorship developed or created by the Executive during the course of performing work for the Company, or its clients, including, but not limited to, software programs, manuals, publications and reports (collectively, the “Work Product”) belongs and shall belong exclusively to the Company and shall, to the extent possible, be considered a work made by the Executive for hire for the Company within the meaning of Title 17 of the United States Code. To the extent the Work Product may not be considered work made by the Executive for hire for the Company, the Executive agrees to assign, and automatically assign at the time of creation of the Work Product, without any requirement of further consideration, any right, title, or interest he may have in such Work Product. Upon request of the Company, the Executive shall take such further actions, including execution and delivery of instruments of conveyance, as may be appropriate to give full and proper effect to such assignment. Notwithstanding anything else in this Agreement, any ideas, concepts, techniques, inventions, processes or works of authorship developed or created by the Executive on the Executive’s own time, and which have no application in the business of the Company (“Executive Work Product”), shall not be considered Work Product, and the Company shall have no interest in any such Executive Work Product.

(h) Interpretation. The Executive agrees that due to the uniqueness of his skills, abilities, and relationships and the uniqueness of the confidential information and knowledge of financing structures that he will possess in the course of his employment with the Company, the covenants set forth above are reasonable and necessary for the protection of the Company. It is the intention of the Parties that the provisions of this Section 9 be enforced to the fullest extent permissible under the laws and policies of each jurisdiction in which enforcement may be sought, and that in the event that any provision of this Section 9 shall, for any reason, be held invalid or unenforceable in any respect, it shall not invalidate, render unenforceable or otherwise affect any other provision hereof, and such invalid or unenforceable provision shall be construed by limiting it so as to be valid and enforceable to the fullest extent permissible under applicable law. If applicable law does not permit an invalid or unenforceable provision to be so construed, then the invalid or unenforceable provision shall be stricken and the remaining portions of this Section 9 shall be enforced to the fullest extent permitted by law. In addition, if any provision of this Section 9 shall be determined to be invalid or unenforceable, such invalidity or unenforceability shall be deemed to apply only with respect to the operation of such provision in the particular jurisdiction in which such determination is made and not with respect to any other provision or jurisdiction.

(i) Remedies. The Executive agrees that any breach of the terms of this Section 9 would result in irreparable injury and damage to the Company for which the Company would have no adequate remedy at law; the Executive therefore also agrees that in the event of said breach or any threat of breach, the Company shall be entitled to an immediate injunction and restraining order from a court of competent jurisdiction, without posting a bond, to prevent such breach and/or threatened breach and/or continued breach by the Executive and/or any and all persons and/or entities acting for and/or with the Executive, without having to prove damages. The availability of injunctive relief shall be in addition to any other remedies to which the Company may be entitled at law or in equity but remedies other than injunctive relief may only be pursued in an arbitration brought in accordance with Section 13 of this Agreement. The terms of this paragraph shall not prevent the Company from pursuing in an arbitration any other available remedies for any breach or threatened breach of this Section 9, including but not limited to the recovery of damages from the Executive. In addition, if the Company defers or withholds any payment, benefit or entitlement due to the Executive pursuant to this Agreement or otherwise based on the Executive’s violation of any provision of this Agreement and it is subsequently determined that the Executive did not commit such breach, the Company shall promptly pay all such unpaid amounts, and shall extend such rights or other entitlements, to the Executive as of the date that it is so determined that the Executive did not commit such breach.

The provisions of this Section 9 shall survive any termination of this Agreement, and the existence of any claim or cause of action by the Executive against the Company, whether predicated on this Agreement or otherwise, shall not constitute a defense to the enforcement by the Company of the covenants and agreements of this Section 9; provided, however, that this paragraph shall not, in and of itself, preclude the Executive from defending himself against the enforceability of the covenants and agreements of this Section 9.

In the event that any of the provisions of this Section 9 above should ever be deemed to exceed the time, geographic, product, or other limitations permitted by applicable law in any jurisdiction, Executive and the Company expressly agree and consent to judicial modification of such provisions in such jurisdiction to the maximum time, geographic, product, or other limitations permitted by applicable law.

10. Parachute Payments.

(a) If any amount, entitlement, or benefit paid or payable to the Executive or provided for his benefit under this Agreement and under any other agreement, plan or program of the Company or any of its affiliates (such payments, entitlements and benefits referred to as a “Payment”) is subject to the excise tax imposed under Code section 4999, or any similar federal or state law (an “Excise Tax”), then notwithstanding anything contained in this Agreement to the contrary, to the extent that any or all Payments would be subject to the imposition of an Excise Tax, the Payments shall be reduced (but not below zero) if and to the extent that such reduction would result in the Executive retaining a larger amount, on an after-tax basis (taking into account federal, state and local income taxes and the imposition of the Excise Tax), than if the Executive received all of the Payments (such reduced amount is hereinafter referred to as the “Limited Payment Amount”). Unless the Executive shall have given prior written notice specifying a different order to the Company to effectuate the limitations described in the preceding sentence, the Company shall reduce or eliminate the Payments, by first reducing or eliminating those payments or benefits which are not payable in cash and then by reducing or eliminating cash payments, in each case in reverse order beginning with payments or benefits which are to be paid the farthest in time from the Determination (as defined below). Any notice given by the Executive pursuant to the preceding sentence shall take precedence over the provisions of any other plan, arrangement or agreement, including, but not limited to, the other provisions of this Agreement, governing the Executive’s rights and entitlements to any compensation, entitlement or benefit.

(b) All calculations under this Section 10 shall be made by a nationally recognized accounting firm designated by the Company and reasonably acceptable to the Executive (other than the accounting firm that is regularly engaged by any party who has effectuated a Change in Control) (the “Accounting Firm”). The Company shall pay all fees and expenses of such Accounting Firm. The Accounting Firm shall provide its calculations, together with detailed supporting documentation, both to the Company and the Executive within 45 days after the Change in Control or the Date of Termination, whichever is later (or such earlier time as is requested by the Company) and, with respect to the Limited Payment Amount, shall deliver its opinion to the Executive that he is not required to report any Excise Tax on his federal income tax return with respect to the Limited Payment Amount (collectively, the “Determination”). Within 5 days of the Executive’s receipt of the Determination, the Executive shall have the right to dispute the Determination (the “Dispute”). The existence of the Dispute shall not in any way affect the right of the Executive to receive the Payments in accordance with the Determination. If there is no Dispute, the Determination by the Accounting Firm shall be final binding and conclusive upon the Company and the Executive (except as provided in subsection (c) below).

(c) If, after the Payments have been made to the Executive, it is established that the Payments made to, or provided for the benefit of, the Executive exceed the limitations provided in subsection (a) above (an “Excess Payment”) or are less than such limitations (an “Underpayment”), as the case may be, then the provisions of this subsection (c) shall apply. If it is established pursuant to a final determination of a court or an Internal Revenue Service (the “IRS”) proceeding which has been finally and conclusively resolved, that an Excess Payment has been made, the Executive shall repay the Excess Payment to the Company on demand. In the event that it is determined by (i) the Accounting Firm, the Company (which shall include the position taken by the Company, or together with its consolidated group, on its federal income tax return) or the IRS, (ii) pursuant to a determination by a court, or (iii) upon the resolution to the satisfaction of the Executive of the Dispute, that an Underpayment has occurred, the Company shall pay an amount equal to the Underpayment to the Executive within 10 days of such determination or resolution together with interest on such amount at the applicable federal short-term rate, as defined under Code Section 1274(d) and as in effect on the first date that such amount should have been paid to the Executive under this Agreement, from such date until the date that such Underpayment is made to the Executive, provided, however that the foregoing payment shall be made no later than the end of the year following the year in which the Executive remits the applicable taxes.

11. Code Section 409A. The Agreement shall be interpreted, construed and operated to reflect the intent of the Company that all aspects of the Agreement shall be interpreted either to be exempt from the provisions of Code section 409A or, to the extent subject to Code section 409A, comply with Code section 409A and any regulations and other guidance thereunder. Nothing in the Agreement shall provide a basis for any person to take action against the Company or any affiliate based on matters covered by Code section 409A, including the tax treatment of any amount paid or award made under the Agreement, and neither the Company nor any of its affiliates shall under any circumstances have any liability to the Executive or his estate for any taxes, penalties or interest due on amounts paid or payable under the Agreement, including taxes, penalties or interest imposed under Code section 409A.

12. Successors and Assigns. This Agreement shall be binding upon and shall inure to the benefit of the Company, its successors and assigns, provided, however, that neither this Agreement nor any right or interest hereunder shall be assignable or transferable by the Executive, his beneficiaries or legal representatives, except by will or by the laws of descent and distribution. This Agreement shall inure to the benefit of and be enforceable by the Executive’s legal personal representative.

13. Arbitration. Except as set forth in Section 9(i) hereof, any and all disputes, claims and controversies between the Company or any of its affiliates and the Executive arising out of or relating to this Agreement, or the breach thereof, or otherwise arising out of or relating to the Executive’s employment or the termination thereof shall be resolved by binding arbitration before a single arbitrator in accordance with the Commercial Arbitration Rules of the American Arbitration Association. The arbitration shall take place in Westport, Connecticut. The arbitrator shall have no authority to award punitive damages. The award of the arbitrator shall be final and judgment thereon may be entered in any court having jurisdiction. The Parties shall share the costs of the arbitrator equally, but the Parties shall pay their own legal and other expenses.

14. Notice. For the purposes of this Agreement, notices and all other communications provided for in the Agreement shall be in writing and shall be deemed to have been duly given when personally delivered (provided written acknowledgement of receipt is obtained) or three days after being sent by certified mail, return receipt requested, postage prepaid, addressed as follows:

If to the Company:

President and Chief Executive Officer

Patriot Capital Funding, Inc.

274 Riverside Avenue

Westport, CT 06880

with a copy to:

Chairman of the Board of Directors

Patriot Capital Funding, Inc.

274 Riverside Avenue

Westport, CT 06880

and

Harry Pangas, Esq.

Sutherland Asbill & Brennan LLP

1275 Pennsylvania Ave., N.W.

Washington, D.C. 20004

If to the Executive:

Timothy W. Hassler

840 Fence Row Drive

Fairfield, CT 06824

or to such other address given by each Party to the other in accordance with the foregoing procedures.

15. Miscellaneous. Except as provided in Section 11, no provision of this Agreement may be modified or discharged unless such modification or discharge is agreed to in writing and signed by the Executive and the Company. No waiver of any provision of this Agreement shall be deemed effective unless in writing and signed by the Party against whom it is being enforced. No waiver by either Party hereto at any time of any breach by the other Party hereto of, or compliance with, any condition or provision of this Agreement to be performed by such other Party shall be deemed a waiver of similar or dissimilar provisions or conditions at the same or at any prior or subsequent time. No agreement or representations, oral or otherwise, express or implied, with respect to the subject matter hereof have been made by either Party which are not expressly set forth in this Agreement.

16. Withholding. The Company may withhold from any amounts or payments under this Agreement such Federal, state, local or other taxes as shall be required to be withheld pursuant to any applicable law or regulation.

17. Governing Law. To the extent not preempted by Federal law, this Agreement shall be governed by and construed and enforced in accordance with the laws of the State of Connecticut without giving effect to the conflict of law principles thereof.

18. Severability. The provisions of this Agreement shall be deemed severable and the invalidity or unenforceability of any provision shall not affect the validity or enforceability of the other provisions hereof.

19. Entire Agreement. This Agreement constitutes the entire agreement between the Parties hereto and supersedes all prior agreements, if any, understandings and arrangements, oral or written, between the Parties hereto with respect to the subject matter hereof.

20. Counterparts. This Agreement may be executed in two or more counterparts.

21. Voluntary Agreement. The Executive acknowledges that he has been advised that he may consult with counsel of his choosing in considering this Agreement, that he has had an adequate opportunity to do so, and that he is entering into this Agreement voluntarily.

IN WITNESS WHEREOF, the Company has caused this Agreement to be executed by its duly authorized officer and the Executive has executed this Agreement as of the day and year first above written.

Patriot Capital Funding, Inc.

By: /s/ Dennis C. O’Dowd	January 5, 2009

Dennis C. O’Dowd Chairman, Board of Directors Compensation Committee	Date
/s/ Timothy W. Hassler	January 5, 2009

Timothy W. Hassler	Date

Exhibit A

GENERAL RELEASE

THIS GENERAL RELEASE (“General Release”) is made as of this      day of      , 200     by and between Patriot Capital Funding, Inc. (the “Company”), and Timothy W. Hassler (“Executive”).

Pursuant to paragraph 7(d) of his employment agreement with the Company dated      (the “Employment Agreement”), Executive agreed to enter into a General Release agreement with the Company upon his separation from employment with the Company as a condition of receiving the severance, benefits and entitlements provided in Section 7(a), Section 7(b) or Section 8 of his Employment Agreement. In exchange for this General Release agreement, the Company provides the Executive with the consideration described in his Employment Agreement for the purpose of resolving any claims or potential claims with respect to each party on the following terms and conditions:

1. Executive’s Complete Release. For good and valuable consideration payable from the Company to Executive under his Employment Agreement, Executive fully and finally discharges and releases the Company and all other “Released Parties” (as defined below) from all claims, debts, obligations, promises, collective bargaining obligations, agreements, contracts, suits, or causes known or unknown, suspected or unsuspected, of every kind and nature whatsoever, (i) which were or could have been raised against any of the Released Parties, (ii) which may have existed previously and which may now exist against any of the Released Parties, or (iii) which may arise against any of the Released Parties by virtue of Executive’s termination of employment under his Employment Agreement.

Executive enters into this General Release on his own behalf and on behalf of his representatives, heirs, executors, administrators, agents, successors and assigns. The “Released Parties” are the Company, its affiliates, and their respective divisions, affiliates, subsidiaries, branches, parents, predecessors, successors, assigns, officers, directors, trustees, employees, agents, stockholders, administrators, representatives, attorneys, insurers, fiduciaries, and employee benefit plans and programs and the administrators and fiduciaries thereof, past, present, or future of each of them.

The released claims include, but are not limited to, any express or implied contract of employment claims, claims arising out of legal restrictions on an employer’s right to terminate the employment of its employees, any tort claims, any contract claims, any claim to any benefits from employment with the Company or any other Released Party (other than the payments and benefits provided under the Employment Agreement and other benefits payable under employee benefit plans in the ordinary course), any federal, state, or local laws (including common law, statutes, and executive orders) regarding employment discrimination and/or federal, state, or local laws of any type or description regarding the employment of labor. For example, the types of claims released include, but are not limited to, claims arising under:

a.	the Age Discrimination in Employment Act of 1967, as amended, which prohibits discrimination in employment based on age against persons 40 years of age or older;

b.	Title VII of the Civil Rights Act of 1964, as amended, which prohibits discrimination in employment based on race, color, religion, sex (including pregnancy) and national origin;

c.	Section 1981 of the Civil Rights Act of 1866, as amended, which prohibits racial discrimination in contracts;

d.	the Equal Pay Act of 1963, as amended, which prohibits paying men and women unequal pay for equal work;

e.	the Americans with Disabilities Act of 1990, as amended, which prohibits discrimination based on disability;

f.	the Employee Retirement Income Security Act of 1974, as amended, which, among other things, protects employee benefits;

g.	the Fair Labor Standards Act of 1938, as amended, which regulates wage and hour matters;

h.	the labor laws of any state(s) in which Executive was employed by the Company or any affiliated company;

i.	the Family and Medical Leave Act of 1993, as amended, which requires employers to provide leaves of absence under certain circumstances;

j.	the Uniformed Services Employment and Reemployment Rights Act of 1994, as amended, which generally prohibits discrimination because of a person’s military service, and which protects the right of certain members of the uniformed services to reclaim civilian employment after being absent due to military service or training;

k.	the Worker Adjustment and Retraining Notification Act of 1988, which requires that advance notice be given of certain workforce reductions;

l.	the Sarbanes-Oxley Act of 2002; or

m.	any federal, state or local laws, statutes, rules, regulations or ordinances that extend protection to employees based upon “whistleblower” status.

The types of claims released include, but are not limited to, damages, compensation, attorneys’ fees, costs, benefits, back pay, front pay, declaratory or injunctive relief, reinstatement, employment or re-employment, all rights under the applicable workers’ compensation law to the extent permitted by law, additional retirement contributions, additional severance payments, compensatory or punitive damages, damages for personal injuries, monetary or other relief of any nature, legal or equitable, arising or derivative from Executive’s employment with or separation from the Company or the actions of any of the Released Parties towards Executive, except for a claim that the Company has failed to comply with the terms of this General Release or the Employment Agreement.

Employee covenants, warrants, and represents that Employee will not institute, or join in as a class member or otherwise, any suit, action, charge, complaint or other proceeding against any one or more of the Released Parties with respect to any of the Claims referred to above. This Agreement shall not prohibit Employee from participating in any investigation by the Equal Employment Opportunity Commission of alleged age discrimination, but Employee acknowledges and agrees that under no circumstances will Employee be entitled to recover money damages or any other monies from any of the Released Parties other than those described in this Agreement.

Executive intends that this General Release shall discharge each of the Released Parties to the maximum extent permitted by law.

2. Company’s Complete Release. The Company releases and forever discharges, and by this instrument releases and forever discharges, the Executive from all debts, obligations, promises, covenants, agreements, endorsements, bonds, controversies, suits, actions, causes of action, judgments, damages, expenses, claims or demands of any kind whatsoever (whether known or unknown), in law or in equity, which it ever had, now has, or which may arise in the future regarding any matter arising on or before the execution of this General Release regarding the Executive’s employment with or the Executive’s leaving the employment of the Company.

3. Non-Release of Claims under Employment Agreement.

Notwithstanding anything contained herein to the contrary, neither party to this General Release is releasing the other party from its obligations under the Employment Agreement.

4. Acknowledgments.

a. Executive acknowledges that he

i. has been advised in writing to consult with an attorney prior to signing this General Release;

ii. has had an opportunity to consult with an attorney of his choice prior to signing this General Release; and

iii. has entered into and signed the General Release knowingly, voluntarily, and freely, and after consulting with such counsel as he deemed appropriate.

b. Executive further acknowledges that he

i. is waiving the rights, and discharging and releasing the claims, set forth in this General Release for consideration described above other than that to which he would otherwise be entitled;

ii. is not waiving any rights or claims that may arise after the date of execution of this General Release other than claims that may arise by virtue of Executive’s termination of employment under the Employment Agreement;

iii. has been provided with a period of twenty-one (21) days in which to consider this General Release;

iv. has been informed that he has a period of seven (7) days following execution of this General Release during which he may revoke this General Release by delivering a written notice of revocation to      at      ; and

v. understands that this General Release shall not become effective and enforceable until the revocation period has expired.

c. If Executive executes this General Release prior to the expiration of the twenty-one (21) day period specified above, he acknowledges and agrees that he was afforded the opportunity to have a period of at least twenty-one (21) days to consider the General Release before executing it, and that his execution of this General Release prior to the expiration of said period was his free and voluntary act.

d. Executive acknowledges that this General Release was written in a manner calculated to be understood by him, that he has been told to direct any questions to      , and that he understands the content of this General Release.

5. Nonadmission. Executive agrees that neither the execution of this General Release nor the General Release itself is an admission (a) of any liability or wrongdoing by the Company or any Released Party, or (b) that the Company or any Released Party has breached any contract, committed any tort, violated any federal, state, or local statute, law, rule, regulation, or ordinance of any nature whatsoever, including, but not limited to, any federal, state, or local law against employment discrimination, and the Company expressly denies any such liability or wrongdoing. Executive further agrees that this General Release is being entered into solely for the purposes of amicably resolving any matters in controversy and all disputes or potential disputes between Executive and the Released Parties.

6. Executive’s Promises.

a. Executive agrees that he will not in any way assist and/or participate in the pursuit of any claims or actions brought against any of the Released Parties except as set forth in paragraph 4.b of this General Release.

b. Nothing in this General Release shall be construed to preclude Executive from responding to a lawfully issued subpoena, court order, or other lawful request by any regulatory agency or governmental authority regarding his employment and/or separation from the Company. In the event Executive is lawfully issued a subpoena or court order or receives such other lawful request regarding his employment and/or separation from the Company or any other matter regarding the Company or any other Released Party, he shall deliver to the Company copies of the relevant subpoena, court order, or other request as soon as practicable after receipt, but in any event within three business days.

7. Agreement Not to Bring Suit. For and in consideration of the payment(s) set forth herein, Executive specifically represents that he has not filed, and does not have pending, or if he has filed, will withdraw with prejudice, any litigation, charges, complaints, or other challenges of any kind against the Released Parties in any forum, and hereby covenants and agrees that he will not bring or cause to be brought any charges, claims, demands, suits, mediations, arbitrations or other actions in any forum against any of the Released Parties in any court of law or equity, or before any administrative agency, or any other forum with respect to any matter arising or derivative from or related in any way to his employment with, separation from, or dealings with the Company or any of the Released Parties which occurred prior to the effective date of this General Release, or which might arise from Executive’s termination of employment as contemplated by the Employment Agreement.

8. Voluntary Agreement. In order to induce the Company to provide him the consideration recited in his Employment Agreement, Executive voluntarily executes this General Release, acknowledges that the only consideration for executing the General Release is the consideration described in his Employment Agreement, and that no other promise, inducement, threat, agreement, or understanding of any kind has been made by anyone to cause him to execute this General Release. Executive fully understands the meaning and intent of this General Release and its final and binding effect on him.

IN WITNESS WHEREOF, TIMOTHY W. HASSLER AND PATRIOT CAPITAL FUNDING, INC., in person or by their duly authorized agents, have hereunder executed this General Release.

Timothy W. Hassler

STATE OF	)	) To-wit:
COUNTY/CITY OF	)

I, , a Notary Public in and for the aforesaid jurisdiction, hereby certify that Timothy W. Hassler appeared before me this day of      , 200     , and executed the foregoing General Release.

Notary Public

My Commission Expires:

PATRIOT CAPITAL FUNDING, INC.

By:

[Name]